EXTENSION AGREEMENT

     This extension agreement (this "Agreement") is dated as of November 7, 1997, and is among Contran Corporation, a Delaware corporation ("Contran"), the affiliated corporations known as the "Contran Affiliates," U.S. Bank National Association ("USB"), and Societe Generale, Southwest Agency ("SoGen").

                                    Recitals

A. Contran, the Contran Affiliates (collectively, the "Contran Companies") and USB and SoGen (collectively, the "Bank Group") are parties to a loan agreement dated as of November 8, 1996 (the "1996 Loan Agreement") and certain related notes, guaranties and security agreements (the "1996 Loan Documents"), under which USB and SoGen provide $40 million in working capital to the Contran Companies until the Expiry Date (November 7, 1997).

B. The parties desire to extend the Expiry Date of the 1996 Loan Documents for an additional 364 days (to November 6, 1998). All capitalized terms that are not defined in this Agreement are used herein as they are defined in the 1996 Loan Agreement.

NOW, THEREFORE, for value, it is agreed that:

1. Each Contran Company represents and warrants to the Bank Group that (a) it is in good standing under the laws of the state of its formation, (b) it has been authorized to execute and perform its obligations under this Agreement and the 1996 Loan Documents as extended by this Agreement, (c) the individual executing this Agreement on its behalf has been duly authorized to take such action, (d) the 1996 Loan Documents, as extended by this Agreement, are enforceable against it in accordance with their respective terms subject only to the effect of insolvency and other similar laws affecting the rights and remedies of creditors generally, general principles of equity whether applied by a court of law or equity, and generally applicable rules of law, (e) the financial information provided to the Bank Group in applying to extend the 1996 Loan Documents presents fairly its financial position as of the date of such financial statements and the results of its operations and changes in financial position for the period then ending, (f) the representations and warranties made to the Bank Group in the 1996 Loan Documents continue to be true and correct in all material respects, and (g) the Contran Companies are not in default in any material respect under the 1996 Loan Documents as of the date of this Agreement.

2. The Contran Companies will continue to pay each member of the Bank Group its percentage share of the Commitment Fee.

3. Each member of the Bank Group hereby extends the Expiry Date and, therefore, its commitment to make Advances to the Contran Companies, and the terms and conditions of the 1996 Loan Documents to November 6, 1998. USB's several commitment is limited to $30 million and SoGen's several commitment is limited to $10 million.

4. This Agreement will become effective only when each party has signed it and faxed a copy of its signature to the other parties. Each party will deliver manually signed counterparts of this page to Agent for distribution to the other parties.

U.S. BANK NATIONAL ASSOCIATION   CONTRAN CORPORATION




By /s/ Janice T. Thede           By /s/ Bobby D. O'Brien
   ---------------------------      ---------------------------
   Janice T. Thede                  Bobby D. O'Brien
   Vice President                   Vice President & Treasurer

SOCIETE GENERALE                 NATIONAL CITY LINES, INC.
      SOUTHWEST AGENCY



                                 By /s/ Bobby D. O'Brien
By /s/ Richard M. Lewis             ---------------------------
   ---------------------------
                                    Bobby D. O'Brien
   Richard M. Lewis                 Vice President & Treasurer
   Vice President

                                 VALHI GROUP, INC.




                                 By /s/ Bobby D. O'Brien
                                    ---------------------------
                                    Bobby D. O'Brien
                                    Vice President & Treasurer